EXECUTION




                GE CAPITAL MORTGAGE SERVICES, INC.

           REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES,
                          SERIES 1997-6

                         TERMS AGREEMENT
                    (to Underwriting Agreement
                      dated March 21, 1996,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                                June 23, 1997
Cherry Hill, NJ 08002



           Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-6 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-24935). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-6 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of June 1, 1997 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $400,826,388.37 aggregate principal balance as of the Cutoff Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $380,000,000 or greater than $420,000,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.


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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):
                                                     Class
                                                   Purchase
                    Principal       Interest         Price
      Class          Balance          Rate        Percentage
      -----          -------          ----        ----------
      Class A1    $55,407,650.00     7.50%        98.812500%
      Class A2     27,152,000.00      7.50         98.812500
      Class A3      8,015,000.00      7.50         98.812500
      Class A4     57,000,000.00      7.50         98.812500
      Class A5      6,001,105.00      7.50         98.812500
      Class A6     40,626,021.00      7.50         98.812500
      Class A7      1,927,000.00      7.50         98.812500
      Class A8     19,813,000.00      7.50         98.812500
      Class A9      3,680,965.00      7.50         98.812500
      Class A10    10,641,961.00      7.50         98.812500
      Class A11     2,380,000.00      7.50         98.812500
      Class A12        61,000.00      7.50         98.812500
      Class A13    14,305,000.00      7.50         98.812500
      Class A14       134,000.00      7.50         98.812500
      Class A15     8,802,874.00      7.50         98.812500
      Class A16    25,083,712.00      7.15         98.812500
      Class A17    82,704,595.00      7.25         98.812500
      Class A18    19,636,943.00      9.00         98.812500
      Class R             100.00      7.50         98.812500
      Class PO        418,340.32      0.00         59.500000
      Class M       6,012,395.00      7.50         97.687500
      Class B1      4,008,263.00      7.50         97.062500
      Class B2      3,006,197.00      7.50         95.500000

           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, June 26, 1997 (the "Closing Date").

           Section 4.  Required Ratings:  The Offered
Certificates, other than the Class M, Class B1 and Class B2
Certificates, shall have received Required Ratings of at least


                               2

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"AAA" and "Aaa" from Fitch Investors Service, L.P. ("Fitch") and
Moody's Investors Service, Inc., respectively. The Class M, Class
B1 and Class B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           Section 6. Additional Expenses. The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.


                               3

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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               DONALDSON, LUFKIN & JENRETTE
                                 SECURITIES CORPORATION


                               By:_____________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.


By:_____________________________
   Name:
   Title:

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